Exhibit 4.1

ALEXZA PHARMACEUTICALS, INC.

WARRANT

dated as of February     , 2012

THIS CERTIFIES THAT, for value received, [                    ] or its successors or permitted assigns (such Person and such successors and assigns each being the “Warrant Holder” with respect to the Warrant (as herein defined) held by it), at any time and from time to time beginning on the date that is one year and one day following the issuance of this Warrant and on or prior to the Expiration Date (as herein defined), is entitled (a) to subscribe for the purchase from Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”), [                ] Shares (as herein defined) at a price per Share equal to the Exercise Price (as herein defined), and (b) to the other rights set forth herein; provided that the number of Shares issuable upon any exercise of this Warrant and the Exercise Price shall be adjusted and readjusted from time to time in accordance with Section 4. By accepting delivery hereof, the Warrant Holder agrees to be bound by the provisions hereof.

IN FURTHERANCE THEREOF, the Company irrevocably undertakes and agrees for the benefit of Warrant Holder as follows:

Section 1. Definitions and Construction.

(a) Certain Definitions. As used herein (the following definitions being applicable in both singular and plural forms):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Appraised Value” means, with respect to a security, at any time the fair market value thereof determined in good faith by the Board of Directors of the Company as of a date which is within ten (10) days of the date as of which the determination is to be made, subject to the rights of the Requisite Holders pursuant to Section 4(j).

“Closing Price” means, for any trading day with respect to a Share, (a) the last reported sale price on such day on the principal national securities exchange on which the Shares are listed or admitted to trading or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal; or (b) if such Shares shall not be listed or admitted to trading on a national securities exchange, the last reported sales price on the NASDAQ National Market System or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal; or (c) if such Shares shall not be quoted on such National Market System nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market; provided that if clause (a), (b), or (c) applies and no price is reported in The Wall Street Journal for any trading day, then the price reported in The Wall Street Journal for the most recent prior trading day shall be deemed to be the price reported for such trading day.

“Commission” means the Securities and Exchange Commission or any other Federal agency administering the Securities Act at the time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Exercise Amount” means, for any number of Warrant Shares as to which this Warrant is being exercised, the product of (i) such number of Warrant Shares being exercised times (ii) the Exercise Price.

“Exercise Price” means $0.50 per Warrant Share, as adjusted from time to time pursuant to Section 4.

“Expiration Date” means February [    ], 2017.

“Initial Holder” means [    ].

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Requisite Holders” means at any time, holders of Warrants representing at least two-thirds of the Warrant Shares issuable upon the exercise of all the outstanding Warrants.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Shares” means shares of the Company’s currently authorized common stock, $0.0001 par value, and stock of any other class or other consideration into which such currently authorized common stock may hereafter have been changed into.

“Trading Day” means a day on which the principal Trading Market for the Shares is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Markets Group Inc. (or any successors to any of the foregoing).

“Warrant” means, as the context requires, this warrant and any successor warrant or warrants issued upon a whole or partial transfer or assignment of any such Share purchase warrant or of any such successor warrant.

“Warrant Shares” means the number of Shares issued or issuable upon exercise of this Warrant as set forth in the introduction hereto, as adjusted from time to time pursuant to Section 4, or in the case of other Warrants, issuable upon exercise of those Warrants.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles. When used herein, the term “financial statements” shall include the notes and schedules thereto. References to fiscal periods are to fiscal periods of the Company.

(c) Computation of Time Periods. With respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Periods of days shall be counted in calendar days unless otherwise stated.

(d) Construction. Unless the context requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Warrant refer to this Warrant as a whole and not to any particular provision of this Warrant. Section, subsection, clause, exhibit, appendix and schedule references are to this Warrant, unless otherwise specified. Any reference to this Warrant includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

(e) Exhibits and Schedules. All of the exhibits, appendices and schedules attached hereto shall be deemed incorporated herein by reference.

(f) No Presumption Against Any Party. Neither this Warrant nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Warrant has been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

Section 2. Exercise of Warrant.

(a) Exercise and Payment. The Warrant Holder may exercise this Warrant in whole or in part, at any time or from time to time on any Trading Day during the period beginning on the date that is one year and one day from the issuance of this Warrant and ending on the Expiration Date, by delivering to the Company a duly executed notice (a “Notice of Exercise”) in the form of Exhibit A, and payment to the Company of the Exercise Amount by wire transfer of immediately available funds to the account of the Company in an amount equal to the Exercise Amount, which such wire shall be received not later than three Trading Days after the Company receives the Notice of Exercise (a “Cash Exercise”). At the election of the Warrant Holder, in lieu of exercising this Warrant by means of a Cash Exercise, the Warrant Holder may exercise this Warrant by way of cashless exercise. If the Warrant Holder elects to exercise this Warrant by way of cashless exercise, the Warrant Holder must indicate “Cashless Exercise” in the Notice of Exercise, and in lieu of paying the Exercise Amount, the Warrant Holder will receive from the Company the number of Warrant Shares equal to: (i) the number of Warrant Shares as to which this Warrant is being exercised, minus (ii) the number of Warrant Shares having a value, based on the Closing Price on the trading day immediately prior to the date of such exercise (or if there is no such Closing Price, then based on the Appraised Value as of such day), equal to the Exercise Amount (a “Cashless Exercise”). The Company acknowledges that the provisions of a Cashless Exercise are intended, in part, to ensure that a full or partial exchange of this Warrant pursuant to such Cashless Exercise will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144 under the Securities Act. At the request of any Holder, the Company will accept reasonable modifications to the exchange procedures provided for in this Section 2 in order to accomplish such intent. For all purposes of this Warrant (other than this Section 2(a)), any reference herein to the exercise of this Warrant shall be deemed to include a reference to the exchange of this Warrant into Shares in accordance with a Cashless Exercise.

(b) Effectiveness and Delivery. The Company shall confirm receipt of any Notice of Exercise delivered pursuant to Section 2(a) within one Trading Day of the receipt thereof. As soon as practicable but not later than three Trading Days after the Company shall have received such Notice of Exercise, and provided that payment of the Exercise Amount has been received by the Company, the Company shall execute and deliver or cause to be executed and delivered, in accordance with such Notice of Exercise, a certificate or certificates representing the number of Shares properly specified in such Notice of Exercise, issued in the name of the Warrant Holder or in such other name or names of any Person or Persons designated in such Notice of Exercise. Without prejudice to the holding periods determined under Rule 144 under the Securities Act, this Warrant shall be deemed to have been exercised and such Share certificate or certificates shall be deemed to have been issued, and the Warrant Holder or other Person or Persons designated in such Notice of Exercise shall be deemed for all purposes to have become a holder of record of Shares, all as of the date that such Notice of Exercise shall have been received by the Company.

(c) Surrender of Warrant. The Warrant Holder shall surrender this Warrant to the Company within five Trading Days after it delivers the Notice of Exercise, and in the event of a partial exercise of the Warrant, the Company shall execute and deliver to the Warrant Holder, at the time the Company delivers the Share certificate or certificates issued pursuant to such Notice of Exercise, a new Warrant for the unexercised portion of the Warrant, but in all other respects identical to this Warrant.

(d) Fractional Shares. The Company shall not be required to issue fractions of Shares upon an exercise of the Warrant. If any fraction of a Share would, but for this restriction, be issuable upon an exercise of the Warrant, in lieu of delivering such fractional Share, the Company shall pay to the Warrant Holder, in cash, an amount equal to the same fraction times the Closing Price on the trading day immediately prior to the date of such exercise (or if there is no such Closing Price, then based on the Appraised Value as of such day).

(e) Expenses and Taxes. The Company shall pay all expenses, taxes and owner charges payable in connection with the preparation, issuance and delivery of certificates for the Warrant Shares and any new Warrants, except that if the certificates for the Warrant Shares or the new Warrants are to be registered in a name or names other than the name of the Warrant Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Warrant Holder at the time of its delivery of the Notice of Exercise or promptly upon receipt of a written request by the Company for payment.

(f) Automatic Cashless Exercise. To the extent that the Closing Price on the trading day immediately prior to the Expiration Date (or if there is no such Closing Price, then based on the Appraised Value as of such day) is greater than the Exercise Price and there has not been an exercise by the Warrant Holder pursuant to Section 2(a) hereof, any portion of the Warrant that remains unexercised shall be exercised automatically in whole (not in part), upon the Expiration Date. Payment by the Warrant Holder upon such automatic exercise shall be in the form of the Warrant Holder receiving from the Company the number of Warrant Shares equal to: (i) the number of Warrant Shares as to which this Warrant is being automatically exercised; minus (ii) the number of Warrant Shares having a value, based on the Closing Price on the trading day immediately prior to the date of such automatic exercise (or if there is no such Closing Price, then based on the Appraised Value as of such day), equal to the Exercise Amount.

Section 3. Validity of Warrant and Issuance of Shares.

(a) The Company represents and warrants that this Warrant has been duly authorized, is validly issued, and constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

(b) The Company further represents and warrants that on the date hereof it has duly authorized and reserved, and the Company hereby agrees that it will at all times until the Expiration Date have duly authorized and reserved, such number of Shares as will be sufficient to permit the exercise in full of the Warrant, and that all such Shares are and will be duly authorized and, when issued upon exercise of the Warrant, will be validly issued, fully paid and non-assessable, and free and clear of all security interests, claims, liens, equities and other encumbrances.

Section 4. Adjustment Provisions. The Exercise Price in effect at any time, and the number of Warrant Shares that may be purchased upon any exercise of the Warrant, shall be subject to change or adjustment as follows:

(a) Share Reorganization. If the Company shall subdivide its outstanding Shares into a greater number of Shares, by way of a stock split, stock dividend or otherwise, or consolidate its outstanding Shares into a smaller number of Shares (any such event being herein called a “Share Reorganization”), then (i) the Exercise Price shall be adjusted, effective immediately after the effective date of such Share Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of Shares outstanding on such effective date before giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding after giving effect to such Share Reorganization, and (ii) the number of Shares subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of Shares subject to purchase immediately before such Share Reorganization by a fraction, the numerator of which shall be the number of Shares outstanding after giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding immediately before giving effect to such Share Reorganization.

(b) Special Distributions. If the Company shall issue or distribute to any holder or holders of Shares evidences of indebtedness, any other securities of the Company or any cash, property or other assets (excluding a Share Reorganization), whether or not accompanied by a purchase, redemption or other acquisition of Shares (any such nonexcluded event being herein called a “Special Distribution”), then the Warrant Holder shall be entitled to a pro-rata share of such Special Distribution as though the Warrant Holder had fully exercised this Warrant immediately prior to the record date for such Special Distribution, and the Company shall pay or distribute such pro-rata share to Warrant Holder when paid or distributed to the holders of the Shares. A reclassification of the Shares (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of any other class of stock shall be deemed to be a distribution by the Company to the holders of its Shares of such class of stock and, if the outstanding Shares shall be changed into a larger or smaller number of Shares as part of such reclassification, a Share Reorganization.

(c) Capital Reorganization. Without limiting any of the other provisions hereof, if any (i) capital reorganization; (ii) reclassification of the capital stock of the Company; (iii) merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of or economic interests in the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization; (iv) sale, lease, license, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; (v) sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 50% of the voting power of the voting securities of or economic interests in the Company; or (vi) the acquisition by any “person” (together with his, her or its Affiliates) or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) acquiring, directly or indirectly, the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding shares of capital stock and/or other equity securities of the Company, in a single transaction or series of related transactions (including, without limitation, one or more tender offers or exchange offers), representing at least 50% of the voting power of or economic interests in the then outstanding shares of capital stock of the corporation (each of (i)-(vi) above a “Corporate Reorganization”) shall be effected, then the Company shall use its commercially reasonable efforts to ensure that lawful and adequate provision shall be made whereby each Warrant Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares issuable upon exercise of the Warrants held by such Warrant Holder, shares of stock in the surviving or acquiring entity (“Acquirer”), as the case may be, such that the aggregate value of the Warrant Holder’s warrants to purchase such number of shares, where the value of each new warrant to purchase one share in the Acquirer is determined in accordance with the Black-Scholes Option Pricing Value as calculated in Appendix A hereto, is equivalent to the aggregate value of the Warrants held by such Warrant Holder, where the value of each Warrant to purchase one share in the Company is determined in accordance with the Black-Scholes Option Pricing Value calculated set forth Appendix B hereto. Furthermore, the new warrants to purchase shares in the Acquirer referred to herein shall have the same expiration date as the Warrants, and shall have an exercise price equal to the “Strike Price” that is calculated in accordance with Appendix A hereto. For the avoidance of doubt, if the surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the Acquirer shall be deemed to be the parent of such consolidated group for purposes of this Section 4(c) and Appendix A hereto.

Moreover, appropriate provision shall be made with respect to the rights and interests of each Warrant Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock thereafter deliverable upon the exercise thereof. The Company shall not effect any such Corporate Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume by written instrument, reasonably deemed by the Board of Directors of the Company and the Requisite Holders to be satisfactory in form and substance, the obligation to deliver to the holder of the Warrants, at the last address of such holder appearing on the books of the Company, such shares of stock, as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under these Warrants. The provisions of this Section 4(c) shall similarly apply to successive Corporate Reorganizations. Notwithstanding anything to the contrary, in the event of a Corporate Reorganization that is: (1) a purchase of all the capital stock or a purchase of all or substantially all of the assets of the Company, in each case, for cash; (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act; (3) a Corporate Reorganization involving a person or entity not traded on a Trading Market; or (4) if the Company, in spite of using its commercially reasonable efforts, is unable to cause these Warrants to continue in full force and effect until the Expiration Date in connection with any Corporate Reorganization, then, in the case of any such event in the preceding items (1), (2), (3) or (4), the Company shall pay the Warrant Holders an amount per Warrant to purchase one share in the Company that is calculated in accordance with the Black-Scholes Option Pricing Value as calculated in Appendix B hereto. Such payment shall be made in cash, within 5 Trading Days following the closing of the Corporate Reorganization.

(d) Adjustment Rules.

(i) Any adjustments pursuant to this Section 4 shall be made successively whenever any event referred to herein shall occur, except that, notwithstanding any other provision of this Section 4, no adjustment shall be made to the number of Warrant Shares to be delivered to the Warrant Holder (or to the Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of Warrant Shares to be so delivered.

(ii) No adjustments shall be made pursuant to this Section 4 in respect of the issuance of Warrant Shares upon exercise of the Warrant;

(iii) If the Company shall take a record of the holders of its Shares for any purpose referred to in this Section 4, then (x) such record date shall be deemed to be the date of the issuance, sale, distribution or grant in question and (y) if the Company shall legally abandon such action prior to effecting such action, no adjustment shall be made pursuant to this Section 4 in respect of such action.

(iv) In computing adjustments under this Section 4, (A) fractional interests in Shares shall be taken into account to the nearest one-thousandth of a Share, and (B) calculations of the Exercise Price shall be carried to the nearest one-thousandth of one cent.

(e) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares which the Warrant Holder is entitled to receive upon exercise of the Warrant.

(f) Notice of Adjustment. Not less than 20 days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this Section 4, the Company shall give notice to the Warrant Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and computation thereof. If the required adjustment is not determinable as the time of such notice, the Company shall give notice to the Warrant Holder of such adjustment and computation as soon as reasonably practicable after such adjustment becomes determinable. In connection with any such adjustment or readjustment, at its sole cost and expense, the Company will also cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) selected by the Company to verify its computations and confirm that such computations were made in accordance with this Section 4 and, in connection with the preparation of the Company’s quarterly financial statements prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (i) the number of Shares outstanding or deemed to be outstanding, and (ii) the Exercise Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by this Section 4) on account thereof. The Company will forthwith mail a copy of each such report to the Warrant Holder and will, upon the written request at any time of the Warrant Holder, furnish to such holder a like report setting forth the Exercise Price at the time in effect and showing in reasonable detail how it was calculated. The Company will also keep copies of all such reports at its office and will cause the same to be available for inspection at such office during normal business hours by the Warrant Holder or any prospective purchaser of this Warrant designated by the Warrant Holder.

(g) Disputes. Any dispute which arises between the Warrant Holder and the Company with respect to the calculation of the adjusted Exercise Price or Warrant Shares issuable upon exercise shall be determined by the independent auditors of the Company in accordance with the terms of this Warrant, and such determination shall be binding upon the Company and the holders of the Warrants and the Warrant Shares if made in good faith and without manifest error.

(h) Other Actions Affecting Shares.

(i) Equitable Equivalent. In case any event shall occur as to which the provisions of this Section 4 set forth above hereof are not strictly applicable but the failure to make any adjustment would not, or if the application of the provisions of this Section 4 otherwise would not, in the opinion of the Requisite Holders, fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of this Section 4, then, in each such case, at the request of the Warrant Holder, the Company shall appoint a firm of independent investment bankers of recognized national standing (which shall be completely independent of the Company and shall be satisfactory to the Requisite Holders), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve the purchase rights of such Warrant Holder represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder of this Warrant and shall make the adjustments described therein.

(ii) No Avoidance. The Company shall not, by amendment of its certificate of incorporation or bylaws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against dilution or other impairment as if the holder was a stockholder of the Company entitled to the benefit of fiduciary duties afforded to stockholders under Delaware law.

(i) Adjustment of Par Value. If for any reason (including the operation of the adjustment provisions set forth in this Warrant), the Exercise Price on any date of exercise of this Warrant shall not be lawful and adequate consideration for the issuance of the relevant Warrant Shares, then the Company shall take such steps as are necessary (including the amendment of its certificate of incorporation so as to reduce the par value of the Shares) to cause such Exercise Price to be adequate and lawful consideration on the date the payment thereof is due, but if the Company shall fail to take such steps, then the Company acknowledges that the Warrant Holder shall have been damaged by the Company in an amount equal to an amount, that, when added to the total Exercise Price for the relevant Warrant Shares, would equal lawful and adequate consideration for the issuance of such Warrant Shares, and the Company irrevocably agrees that if the Warrant Holder shall then forgive the right to recover such damages from the Company, such forgiveness shall constitute, and Company shall accept such forgiveness as, additional lawful consideration for the issuance of the relevant Warrant Shares.

(j) Appraisal.

(i) If the Requisite Holders shall, for any reason whatsoever, disagree with the Company’s determination of the Appraised Value of a Share, then such holders shall by notice to the Company (an “Appraisal Notice”) given within sixty (60) days after the Company notifies the holders of such determination, elect to dispute such determination, and such dispute shall be resolved as set forth in clause (ii) of this Section.

(ii) The Company shall within ten (10) days after an Appraisal Notice has been given, engage an independent investment bank of national repute (the “Appraiser”) selected by the Requisite Holders and retained pursuant to an engagement letter between the Company and the Appraiser with respect to such valuation in form and substance reasonably acceptable to Requisite Holders, to make an independent determination of the Appraised Value of a Share; such value shall be determined without deduction for (a) liquidity considerations, (b) minority stockholder status, or (c) any liquidation or other preference or any right of redemption in favor of any other equity securities of the Company. The costs of engagement of such investment bank for any such determination of Appraised Value shall be paid by the Company.

Section 5. Restrictions on Exercise. The Company shall provide to the Warrant Holder prompt written notice of any time that the Company is unable to issue the Warrant Shares via DTC transfer (or otherwise without restrictive legend), because (A) the Commission has issued a stop order with respect to any registration statement registering the Warrant Shares (the “Registration Statement”), (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (D) the Registration Statement is otherwise not then effective (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the Warrant Holder has exercised this Warrant but prior to the delivery of the Warrant Shares, the Company shall (i) if the average Closing Price of the Shares over the last five consecutive trading days is greater than the Exercise Price, provide written notice to the Warrant Holder that the Company will deliver that number of Warrant Shares to the Warrant Holder as should be delivered in a Cashless Exercise in accordance with Section 2(a), and return to the Warrant Holder all consideration paid to the Company in connection with the Warrant Holder’s attempted exercise of this Warrant (a “Company-Elected Conversion”), or (ii) at the election of the Warrant Holder to be given within five (5) days of receipt of notice of a Company-Elected Conversion, the Warrant Holder shall be entitled to rescind the previously submitted Notice of Exercise and the Company shall return all consideration paid by Warrant Holder for such shares upon such rescission. The Company shall provide to the Warrant Holder prompt written notice of the termination of the Restrictive Legend Event. If a Restricted Legend Event is occurring as of the Expiration Date, the term of this Warrant shall be extended until the fifth (5th) Trading Day after the termination of such Restricted Legend Event.

The Warrant Holder understands that if the Company does not file reports pursuant to either Section 13(a) or Section 15(d) of the Exchange Act, or if a registration statement covering this Warrant or the Warrant Shares, as applicable, is not in effect when it desires to sell (i) the rights to purchase Shares pursuant to this Warrant or (ii) the Shares issuable upon exercise of the right to purchase, the Warrant Holder may be required to hold such securities for an indefinite period. The Warrant Holder also understands that any sale of (A) its rights hereunder to purchase Shares or (B) Shares issued or issuable hereunder that might be made by it in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms and conditions of Rule 144. The Warrant Holder hereby acknowledges and agrees that if a registration statement under the Securities Act covering the Warrant Shares is not effective at the time this Warrant is exercised, the Warrant Holder shall only be permitted to exercise this Warrant by means of a Cashless Exercise pursuant to Section 2(a).

Section 6. Transfer of Warrant. The Warrant Holder upon transfer of the Warrant must deliver to the Company a duly executed Warrant Assignment in the form of Exhibit B and upon surrender of this Warrant to the Company, the Company shall execute and deliver a new Warrant with appropriate changes to reflect such Assignment, in the name or names of the assignee or assignees specified in the Warrant Assignment or other instrument of assignment and, if the Warrant Holder’s entire interest is not being transferred or assigned, in the name of the Warrant Holder, and upon the Company’s execution and delivery of such new Warrant, this Warrant shall promptly be cancelled; and provided that any assignee shall have all of the rights of the Initial Holder hereunder. The Warrant Holder shall pay any transfer tax imposed in connection with such assignment (if any). Any transfer or exchange of this Warrant shall be without charge to the Warrant Holder (except as provided above with respect to transfer taxes, if any) and any new Warrant issued shall be dated the date hereof.

Section 7. Assistance in Disposition of Warrant or Warrant Shares. Notwithstanding any other provision herein, in the event that it becomes unlawful for the Warrant Holder to continue to hold the Warrant, in whole or in part, or some or all of the Shares held by it, or restrictions are imposed on the Warrant Holder by any statute, regulation or governmental authority which, in the judgment of the Warrant Holder, make it unduly burdensome to continue to hold the Warrant or such Shares, the Warrant Holder may sell or otherwise dispose of the Warrant (subject to the restrictions on transfer provided in Section 6) or its Shares, and the Company agrees to provide reasonable assistance to the Warrant Holder in disposing of the Warrant and such Shares in a prompt and orderly manner and, at the request of the Warrant Holder, to provide (and authorize the Warrant Holder to provide) financial and other information concerning the Company to any prospective purchaser of the Warrant or Shares owned by the Warrant Holder.

Section 8. Identity of Transfer Agent. The Transfer Agent for the Shares is Computershare Shareowner Services, LLC. Upon the appointment of any subsequent transfer agent for the Shares, the Company will mail to the Warrant Holder a statement setting forth the name and address of such transfer agent.

Section 9. Lost, Mutilated or Missing Warrants. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant, and, in the case of loss, theft or destruction, upon receipt of indemnification satisfactory to the Company (in the case of the Initial Holder its unsecured, unbonded agreement of indemnity or affidavit of loss shall be sufficient) or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

Section 10. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Warrant Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of Shares then beneficially owned by the Warrant Holder and any other Persons whose beneficial ownership of Shares would be aggregated with the Warrant Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of then issued and outstanding Shares (including for such purpose the Shares issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Warrant Holder that the Company is not representing to such Warrant Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Warrant Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 10 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Warrant Holder) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Warrant Holder, and the submission of a Notice of Exercise shall be deemed to be the Warrant Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Warrant Holder) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 10, in determining the number of outstanding Shares, the Warrant Holder may rely on the number of outstanding Shares as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of Shares outstanding. Upon the written request of the Warrant Holder, the Company shall within three Trading Days confirm orally and in writing to such Warrant Holder the number of Shares. This provision shall not restrict the number of Shares which a Warrant Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Warrant Holder may receive in the event of a transaction contemplated in Section 4 of this Warrant. By written notice to the Company, which will not be effective until the 61st day after such notice is delivered to the Company, the Warrant Holder may waive the provisions of this Section 10 (but such waiver will not affect any other holder) to change the beneficial ownership limitation to 9.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares upon exercise of this Warrant, and the provisions of this Section 10 shall continue to apply. Upon such a change by a Warrant Holder of the beneficial ownership limitation from such 4.99% limitation to such 9.99% limitation, the beneficial ownership limitation may not be further waived by such Warrant Holder.

Section 11. Waivers; Amendments. Any provision of this Warrant may be amended or waived with (but only with) the written consent of the Company and the Warrant Holder. No failure or delay of the Company or the Warrant Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Warrant Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

Section 12. Miscellaneous.

(a) Stockholder Rights. The Warrant shall not entitle any Warrant Holder, prior to the exercise of the Warrant, to any voting rights as a stockholder of the Company.

(b) Expenses. The Company shall pay all reasonable expenses of the Warrant Holder, including reasonable fees and disbursements of counsel, in connection with the preparation of the Warrant, any waiver or consent hereunder or any amendment or modification hereof (regardless of whether the same becomes effective), or the enforcement of the provisions hereof; provided that the Company shall not be required to pay any expenses of the Warrant Holder arising solely in connection with a transfer of the Warrant.

(c) Successors and Assigns. All the provisions of this Warrant by or for the benefit of the Company or the Warrant Holder shall bind and inure to the benefit of their respective successors and assigns.

(d) Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(e) Notices. Any notice or other communication hereunder shall be in writing and shall be sufficient if sent by facsimile or first-class mail or courier, postage prepaid, and addressed as follows: (a) if to the Company, addressed to the Company at its address for notices as set forth below its signature hereon or any other address as the Company may hereafter notify to the Warrant Holder and (b) if to the Warrant Holder, addressed to such address as the Warrant Holder may hereafter from time to time notify to the Company for the purposes of notice hereunder.

(f) Equitable Remedies. Without limiting the rights of the Company and the Warrant Holder to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform its obligations hereunder, the Company and the Warrant Holder each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

(g) Continued Effect. Rights and benefits conferred on the holders of Warrant Shares pursuant to the provisions hereof shall continue to inure to the benefit of, and shall be enforceable by, such holders, notwithstanding the surrender of the Warrant to, and its cancellation by, the Company upon the full or partial exercise or repurchase hereof.

(h) Confidentiality. The Warrant Holder agrees to keep confidential any proprietary information relating to the Company delivered by the Company hereunder, and the Warrant Holder will enter into a non-disclosure agreement with respect to such information in a form reasonably acceptable to both the Warrant Holder and the Company if reasonably requested by the Company; provided that nothing herein shall prevent the Warrant Holder from disclosing such information: (i) to any Affiliate of any holder of Warrants or Warrant Shares or any actual or potential transferee of the rights or obligations hereunder that agrees to be bound by this Section 13(h), (ii) upon order, subpoena, or other process of any court or administrative agency or otherwise required by law, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iv) which has been publicly disclosed, other than in violation of this Section 12(h), (v) which has been independently obtained from any Person that is not a party hereto or an Affiliate of any such party, (vi) in connection with the exercise of any remedy, or the resolution of any dispute hereunder, (vii) to the legal counsel or certified public accountants for any holder of Warrants or Warrant Shares, or (viii) as otherwise expressly contemplated by this Warrant. Notwithstanding the foregoing, the Company shall not provide material, non-public information to the Warrant Holder without such Warrant Holder’s written consent.

(i) Governing Law. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

(j) Section Headings. The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of the Warrant.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized signatory as of the day and year first above written.

ALEXZA PHARMACEUTICALS, INC., a Delaware corporation

By:

Name:

Title:

Address for Notices:	2091 Stierlin Court
Mountain View, CA 94043
Facsimile:	(650) 944-7999

EXHIBIT A TO WARRANT

Form of Notice of Exercise

            ,20

To: Alexza Pharmaceuticals, Inc.

Reference is made to the Warrant dated February     , 2012. Terms defined therein are used herein as therein defined.

The undersigned, pursuant to the provisions set forth in the Warrant, hereby irrevocably elects and agrees to purchase                  Shares, and makes payment herewith in full therefor at the Exercise Price of $         in the following form:

(a)	☐	Cash Exercise

(b)	☐	Cashless Exercise

[If the number of Shares as to which the Warrant is being exercised is less than all of the Shares purchasable thereunder, the undersigned hereby requests that a new Warrant representing the remaining balance of the Shares be registered in the name of                     , whose address is:

                                         .]

The undersigned hereby represents that it is exercising the Warrant for its own account or the account of an Affiliate and not with the view to any sale or distribution and that the Warrant Holder will not offer, sell or otherwise dispose of the Warrant or any underlying Warrant Shares in violation of applicable securities laws.

[NAME OF WARRANT HOLDER]

By:
Name:
Title:

[ADDRESS OF WARRANT HOLDER]

EXHIBIT B TO WARRANT

Form of Warrant Assignment

Reference is made to the Warrant dated February     , 2012, issued by Alexza Pharmaceuticals, Inc. Terms defined therein are used herein as therein defined.

FOR VALUE RECEIVED                      (the “Assignor”) hereby sells, assigns and transfers all of the rights of the Assignor as set forth in such Warrant, with respect to the number of Warrant Shares covered thereby as set forth below, to the Assignee(s) as set forth below:

Number of Warrant Shares

Name(s) of Assignee(s)	Address(es)	Number of Warrant Shares

All notices to be given by the Company to the Assignor as Warrant Holder shall be sent to the Assignee(s) at the above listed address(es), and, if the number of Shares being hereby assigned is less than all of the Shares covered by the Warrant held by the Assignor, then also to the Assignor.

In accordance with Section 6 of the Warrant, the Assignor requests that the Company execute and deliver a new Warrant or Warrants in the name or names of the assignee or assignees, as is appropriate, or, if the number of Shares being hereby assigned is less than all of the Shares covered by the Warrant held by the Assignor, new Warrants in the name or names of the assignee or the assignees, as is appropriate, and in the name of the Assignor.

The undersigned represents that the Assignee has represented to the Assignor that the Assignee is acquiring the Warrant for its own account or the account of an Affiliate for investment purposes and not with the view to any sale or distribution, and that the Assignee will not offer, sell or otherwise dispose of the Warrant or the Warrant Shares except under circumstances as will not result in a violation of applicable securities laws.

Dated:             , 20

[NAME OF ASSIGNOR]

By:
Name:
Title:

[ADDRESS OF ASSIGNOR]

APPENDIX A

Black-Scholes Option Pricing Value for the value of each Warrant to purchase one share of the Acquirer’s common stock shall mean the value in the “Price (Share)” field under the “Net Option Values” section obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”), with the following inputs:

Price of the Acquirer’s Common Stock shall equal the price of Acquirer’s common stock as determined by reference to the arithmetic average of the Closing Prices on the trading market for which the Acquirer’s common stock is listed over the 5 Trading Day period ending on the Trading Day prior to the closing of a Corporate Reorganization described in Section 4(c) if the Acquirer’s stock is then trading on a Trading Market, or the then most recently completed financing if the Acquirer’s stock is not then trading on a Trading Market.

Time to Expiry shall equal the number of calendar days between the Expiration Date of the Warrants and the date of issue of new warrants to purchase shares in the Acquirer.

Volatility (in the “Vol” field within the “OV” function of Bloomberg) shall equal the historical volatility of the Acquirer’s common stock equal to a 20-day volatility, with such 20-day volatility period selected by the Requisite Holders, as obtained from the “HVT” function on Bloomberg, from a date range that is within the 100 Trading Day period ending on, and including, the Trading Day immediately after the first public announcement of a Corporate Reorganization described in Section 4(c) if the Acquirer’s stock is then traded on a Trading Market, or 60% if the Acquirer’s stock is not then traded on a Trading Market.

Dividend Yield shall equal the dividend rate of the Acquirer as populated by Bloomberg in the “OV” function at the time of closing of a Corporate Reorganization.

Strike Price shall equal the exercise price of the new warrants to purchase shares in the Acquirer. Such new exercise price will be equal to the product of (i) the Exercise Price of the Warrants and (ii) the quotient of (a) the “Price of the Acquirer’s Common Stock”, as calculated above in this Appendix A; and (b) “Price of the Company’s Common Stock”, as determined in Appendix B.

Risk-Free Interest Rate (in the USD Rate field within the “OV” function of Bloomberg) shall equal the annual yield, as reported by Bloomberg at the time of the first public announcement of a Corporate Reorganization, of the United States Treasury security with a maturity date closest to the Expiration Date of the Warrants

APPENDIX B

Black-Scholes Option Pricing Value for the value of each Warrant to purchase one Share shall mean the value in the “Price (Share)” field under the “Net Option Values” section obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”), with the following inputs:

Price of a Share shall mean the price of the Shares as determined by reference to the average of the Closing Prices on the Trading Market over the 5 Trading Day period ending on the Trading Day prior to the closing of a Corporate Reorganization described in Section 4(c) if the Shares then trading on a Trading Market, or the then most recently completed financing if the Shares are not then trading on a Trading Market.

Time to Expiry shall mean the number of calendar days between the Expiration Date of the Warrants and the date of the first public announcement of a Corporate Reorganization.

Volatility (in the “Vol” field within the “OV” function of Bloomberg) = the historical volatility of the Shares equal to a 20-day volatility, with such 20-day volatility period selected by the Requisite Holders, as obtained from the “HVT” function on Bloomberg, from a date range that is within the 100 Trading Day period ending on, and including, the Trading Day immediately after the first public announcement of a Corporate Reorganization described in Section 4(c) if the Company’s stock is then traded on a Trading Market, or 60% if the Company’s stock is not then traded on a Trading Market.

Dividend Yield shall mean the dividend rate of the Company for the most recent 12-month period at the time of closing of the Corporate Reorganization.

Strike Price shall mean the Exercise Price of the Warrant

Risk-Free Interest Rate (in the USD Rate field within the “OV” function of Bloomberg) = annual yield, as reported by Bloomberg at the time of the first public announcement of the Corporate Reorganization, of the United States Treasury security with a maturity date closest to the Expiration Date of the Warrants